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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal Corporation

                                                    CONTACT: Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
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         ENGLOBAL EXPANDS ANALYZER DIVISION AND ANNOUNCES PROJECT AWARD

HOUSTON, TX, FEBRUARY 21, 2006 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering and systems services, today announced that its wholly-owned subsidiary, ENGlobal Systems, Inc. ("ESI"), has acquired certain assets of Analyzer Technology International, Inc. ("ATI"), a Houston-based analyzer systems provider. In addition, ATI has been selected by an international engineering and construction firm to supply analyzer systems for a major Middle Eastern petrochemical facility. ENGlobal expects that this agreement will generate approximately $17 million in revenue over the life of the project and, of this amount of work, the first $3.3 million was recently authorized.

ATI, which specializes in the design and fabrication of online process analyzer systems, is expected to realize efficiencies when it moves its operation to ESI's Houston facility. In addition, co-locating enables ESI's clients to perform a more efficient factory acceptance test by temporarily connecting both control and analyzer systems onsite prior to delivery.

The addition of ATI and the newly formed Analyzer Technology division of ESI will provide the Company with a greater presence in the process analyzer sector. The Middle Eastern supply agreement is typical of ATI's most recent sales opportunities, which primarily include engineering and construction clients that are sourcing systems for international grassroots projects. There was no stock consideration issued as a result of this transaction. Additional terms of the transaction were not disclosed.

Art Williams, former President of ATI, and now Vice President of ESI, said, "I am excited to be part of the ENGlobal team. ATI has always prided itself on maintaining independence with respect to analyzer equipment manufacturers in order to fully serve all customers, regardless of their analyzer preferences. We are also proud of the tools we developed for efficiently executing analyzer projects, and look forward to incorporating these same methods at ESI's location."

"We expect that ESI's expanded capabilities in process analyzers, together with its strong tradition in instrumentation and control systems will be viewed by our clients as a valuable and winning combination," added Myron C. Glidewell, President of ESI. "We welcome Art and his team to the ENGlobal family of companies and thank our newest client for its support of ENGlobal."


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      654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060-5914
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
February 21, 2006
Page 2


The Company also announced that ESI recently divested the assets of its Constant Power division to a private buyer. Management made the decision to exit the uninterruptible power systems market, which it believes is non-strategic and not material to its core business.

About ENGlobal Corporation
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ENGlobal Corporation provides engineering and systems services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group designs, fabricates, and supports control, instrumentation and analyzer systems utilized in various energy and process-related industries. The Company, with its subsidiaries, now employs over 1,800 employees in 14 offices and occupies over 300,000 square feet of office and manufacturing space. In 2005 and 2004, the Company was named the #1 fastest growing engineering firm in the United States by ZweigWhite and was ranked #2 in 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully integrate the operations of ESI into its existing operations; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Among other matters, there can be no assurance that the Company will successfully integrate the operations of ATI into its existing operations, that the ESI acquisition will result in significant revenues to the Company, or that ESI's provision of services will be profitable. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. In addition, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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